The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated September 21, 2022

JPMorgan Chase Financial Company LLC	September 2022

Pricing Supplement

Registration Statement Nos. 333-236659 and 333-236659-01

Dated September     , 2022

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Dual Directional Trigger PLUS Based on the Performance of the iShares® U.S. Home Construction ETF due September 26, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Dual Directional Trigger PLUS, or “Trigger PLUS,” will pay no interest and do not guarantee any return of your principal at maturity. At maturity, if the ETF Shares have appreciated in price, investors will receive the stated principal amount of their investment plus leveraged upside performance of the ETF Shares, subject to a maximum upside payment at maturity. If the ETF Shares have depreciated in price but by no more than 35%, investors will receive at maturity the stated principal amount of the Trigger PLUS plus a leveraged positive return based on the absolute value of the percentage decline, which will effectively be limited to a positive 70% return. However, if the ETF Shares have depreciated in price by more than 35% in value, at maturity investors will lose the benefit of the absolute return feature and will lose 1% of the stated principal amount for every 1% of decline in the price of the ETF Shares over the term of the Trigger PLUS. The Trigger PLUS are for investors who are willing to risk their principal and forgo current income and upside above the maximum upside payment at maturity in exchange for the leverage and absolute return features that in each case apply to a limited range of the performance of the ETF Shares. The Trigger PLUS are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the Trigger PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Trigger PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Trigger PLUS. The investor may lose some or all of the stated principal amount of the Trigger PLUS.

SUMMARY TERMS
Issuer:		JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:		JPMorgan Chase & Co.
ETF Shares:		Shares of the iShares® U.S. Home Construction ETF (Bloomberg ticker: ITB UF Equity)
Aggregate principal amount:		$
Payment at maturity:		If the final share price is greater than the initial share price, for each $10 stated principal amount Trigger PLUS:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum upside payment at maturity.
If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 + ($10 × absolute share return × leverage factor)
In this scenario, you will receive a 2% positive return on the Trigger PLUS for each 1% negative return on the ETF Shares. In no event will this amount exceed the stated principal amount plus $7.00.
If the final share price is less than the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 × share performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of more than 35%, and possibly all, of your investment.
Leveraged upside payment:		$10 × leverage factor × share percent change
Share percent change:		(final share price – initial share price) / initial share price
Absolute share return:		The absolute value of the share percent change. For example, a -5% share percent change will result in a +5% absolute share return.
Initial share price:		The closing price of one ETF Share on the pricing date
Final share price:		The closing price of one ETF Share on the valuation date
Share adjustment factor:		The share adjustment factor is referenced in determining the closing price of one ETF Share and is set initially at 1.0 on the pricing date. The share adjustment factor is subject to adjustment in the event of certain events affecting the ETF Shares.
Trigger level:		65% of the initial share price
Leverage factor:		200%
Share performance factor:		final share price / initial share price
Maximum upside payment at maturity:		At least $14.775 (at least 147.75% of the stated principal amount) per Trigger PLUS. The actual maximum upside payment at maturity will be provided in the pricing supplement and will not be less than $14.775 per Trigger PLUS.
Stated principal amount:		$10 per Trigger PLUS
Issue price:		$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:		September , 2022 (expected to price on or about September 23, 2022)
Original issue date (settlement date):		September , 2022 (3 business days after the pricing date)
Valuation date:		September 23, 2025, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement
Maturity date:		September 26, 2025, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
CUSIP / ISIN:		48133J107 / US48133J1079
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.25(2)	$9.70
$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the Trigger PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.25 per $10 stated principal amount Trigger PLUS. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Trigger PLUS

If the Trigger PLUS priced today and assuming a maximum upside payment at maturity equal to the minimum listed above, the estimated value of the Trigger PLUS would be approximately $9.374 per $10 stated principal amount Trigger PLUS. The estimated value of the Trigger PLUS on the pricing date will be provided in the pricing supplement and will not be less than $9.10 per $10 stated principal amount Trigger PLUS. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document for additional information.

Investing in the Trigger PLUS involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Risk Factors” beginning on page 6 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Trigger PLUS” at the end of this document.

Product supplement no. MS-1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021469/crt_dp139325-424b2.pdf

Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf

Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of the iShares® U.S. Home Construction ETF due September 26, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Dual Directional Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Dual Directional Trigger PLUS Based on the Performance of the iShares® U.S. Home Construction ETF due September 26, 2025 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the ETF Shares that enhances returns for a certain range of positive performance of the ETF Shares.
▪	To enhance returns and potentially outperform the ETF Shares in a moderately bullish scenario.
▪	To potentially achieve similar levels of upside exposure to the ETF Shares as a direct investment, subject to the maximum upside payment at maturity, while using fewer dollars by taking advantage of the leverage factor.
▪	To provide a leveraged positive return in the event of a decline of the ETF Shares but only if the final share price is greater than or equal to the trigger level.

Maturity:	Approximately 3 years
Leverage factor:	200% (applicable only if the final share price is greater than the initial share price)
Trigger level:	65% of the initial share price
Maximum upside payment at maturity:	At least $14.775 (at least 147.75% of the stated principal amount) per Trigger PLUS. The actual maximum upside payment at maturity will be provided in the pricing supplement.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.

Supplemental Terms of the Trigger PLUS

For purposes of the accompanying product supplement, the iShares® U.S. Home Construction ETF is a “Fund.”

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JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of the iShares® U.S. Home Construction ETF due September 26, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

Trigger PLUS offer leveraged upside exposure to an underlying asset and the opportunity, through the absolute return feature, to earn a leveraged positive return at maturity for a limited range of negative performance of the underlying asset. At maturity, if the underlying asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum upside payment at maturity. At maturity, if the underlying asset has depreciated in value but by no more than 35%, investors will receive the stated principal amount of their investment plus a leveraged positive return based on the absolute value of the percentage decline in the underlying asset, which will effectively be limited to a positive 70% return. However, at maturity, if the underlying asset has depreciated in value by more than 35%, investors will lose the benefit of the absolute return feature and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. Investors may lose some or all of the stated principal amount of the Trigger PLUS.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the ETF Shares.
Absolute Return Feature	The Trigger PLUS offer investors an opportunity to earn a leveraged positive return if the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level.
Upside Scenario if the ETF Shares Appreciates	The final share price is greater than the initial share price and, at maturity, the Trigger PLUS pay the stated principal amount of $10 plus a return equal to 200% of the share percent change, subject to the maximum upside payment at maturity of at least $14.775 (at least 147.75% of the stated principal amount) per Trigger PLUS. The actual maximum upside payment at maturity will be provided in the pricing supplement.
Absolute Return Scenario	The final share price is less than or equal to the initial share price but is greater than or equal to the trigger level, which is 65% of the initial share price. In this case, the Trigger PLUS pay a 2% positive return for each 1% negative return of the ETF Shares. For example, if the final share price is 5% less than the initial share price, the Trigger PLUS will provide a total positive return of 10% at maturity. The maximum return you may receive in this scenario is a positive 70% return at maturity.
Downside Scenario	The final share price is less than the trigger level. In this case, the Trigger PLUS pay an amount that is over 35% less than the stated principal amount and this decrease will be by an amount that is proportionate to the percentage decline in the final share price from the initial share price. (Example: if the ETF Shares decrease in value by 50%, the Trigger PLUS will pay an amount that is less than the stated principal amount by 50%, or $5 per Trigger PLUS.)

September 2022	Page 3

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of the iShares® U.S. Home Construction ETF due September 26, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Dual Directional Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	200%
Trigger level:	65% of the initial share price
Hypothetical maximum upside payment at maturity:	$14.775 (147.75% of the stated principal amount) per Trigger PLUS (which represents the lowest hypothetical maximum upside payment at maturity)*

* The actual maximum upside payment at maturity will be provided in the pricing supplement and will not be less than $14.775 per Trigger PLUS.

Dual Directional Trigger PLUS Payoff Diagram

The Dual Directional Trigger PLUS
The ETF Shares
$14.775 Hypothetical Maximum Upside Payment at Maturity
PLUS Zone
Unleveraged Trigger Zone
35.00%
23.875%
47.75%
Payment at Maturity on the Dual Directional Trigger PLUS
$4.00
$6.00
$8.00
$10.00
$12.00
$14.00
$16.00
$18.00
$20.00
-60%
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
60%
Percentage Change in the ETF Shares

How it works

▪	Upside Scenario. If the final share price is greater than the initial share price, for each $10 principal amount Trigger PLUS, investors will receive the $10 stated principal amount plus a return equal to 200% of the appreciation of the ETF Shares over the term of the Trigger PLUS, subject to the maximum upside payment at maturity. Under the hypothetical terms of the Trigger PLUS, an investor will realize the hypothetical maximum upside payment at maturity at a final share price of 123.875% of the initial share price.
▪	For example, if the ETF Shares appreciate 5%, investors will receive a 10% return, or $11 per Trigger PLUS.
▪	Absolute Return Scenario. If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level, investors will receive a 2% positive return on the Trigger PLUS for each 1% negative return of the ETF Shares.
▪	For example, if the ETF Shares depreciate 5%, investors will receive a 10% return, or $11 per Trigger PLUS.
▪	The maximum return you may receive in this scenario is a positive 70% return at maturity.
▪	Downside Scenario. If the final share price is less than the trigger level, investors will lose the benefit of the absolute return feature and will instead receive an amount that is significantly less than the stated

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JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of the iShares® U.S. Home Construction ETF due September 26, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

principal amount by an amount proportionate to the percentage decrease of the final share price from the initial share price. This amount will be less than 65% of the stated principal amount per Trigger PLUS.

▪	For example, if the ETF Shares depreciate 50%, investors will lose 50% of their principal and receive only $5 per Trigger PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the Trigger PLUS shown above apply only if you hold the Trigger PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

September 2022	Page 5

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of the iShares® U.S. Home Construction ETF due September 26, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

Risks Relating to the Trigger PLUS Generally

▪	The Trigger PLUS do not pay interest or guarantee the return of any principal and your investment in the Trigger PLUS may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final share price is less than the trigger level (which is 65% of the initial share price), you will lose the benefit of the absolute return feature and the payment at maturity will be an amount in cash that is over 35% less than the stated principal amount of each Trigger PLUS, and this decrease will be by an amount that is proportionate to the decrease in the price of the ETF Shares and may be zero. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.
▪	The appreciation potential of the Trigger PLUS is limited by the maximum upside payment at maturity if the ETF Shares have appreciated. The appreciation potential of the Trigger PLUS is limited by the maximum upside payment at maturity of at least $14.775 (at least 147.75% of the stated principal amount) per Trigger PLUS if the ETF Shares have appreciated. The actual maximum upside payment at maturity will be provided in the pricing supplement. Although the leverage factor provides 200% exposure to any increase in the final share price as compared to the initial share price on the valuation date, because the maximum upside payment at maturity will be limited to at least 147.75% of the stated principal amount for the Trigger PLUS, any increase in the final share price by more than 23.875% (if the maximum upside payment at maturity is set at 147.75% of the stated principal amount) will not further increase the return on the Trigger PLUS.
▪	Your maximum downside gain on the Trigger PLUS is limited by the trigger level and the leverage factor. If the final share price is less than or equal to the initial share price and greater than or equal to the trigger level, you will receive at maturity $10 plus a return equal to the absolute share return times the leverage factor, which will reflect a 2% positive return for each 1% negative return on the ETF Shares, subject to an effective limit of 70%. Because you will not receive a positive return if the ETF Shares have depreciated below the trigger level, your maximum downside payment will be $17.00 per $10.00 stated principal amount Trigger PLUS.
▪	The Trigger PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the Trigger PLUS. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the Trigger PLUS. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Trigger PLUS. If these affiliates do not make payments to us and we fail to make payments on the Trigger PLUS, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
▪	The benefit provided by the trigger level may terminate on the valuation date. If the final share price is less than the trigger level, the benefit provided by the trigger level will terminate and you will be fully exposed to any depreciation of the ETF Shares.
▪	Secondary trading may be limited. The Trigger PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. JPMS may act as a market maker for the Trigger PLUS, but is not required to do so. Because we do not expect that other market

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JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of the iShares® U.S. Home Construction ETF due September 26, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

makers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Trigger PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Trigger PLUS.

▪	The final terms and estimated valuation of the Trigger PLUS will be provided in the pricing supplement. The final terms of the Trigger PLUS will be provided in the pricing supplement. In particular, each of the estimated value of the Trigger PLUS and the maximum upside payment at maturity will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the Trigger PLUS based on the minimums for the estimated value of the Trigger PLUS and the maximum upside payment at maturity.
▪	The tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Trigger PLUS, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the Trigger PLUS described in “Additional Information about the Trigger PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the timing and character of any income or loss on the Trigger PLUS could differ materially and adversely from our description herein.

Even if the treatment of the Trigger PLUS is respected, the IRS may assert that the Trigger PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the Trigger PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the Trigger PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Trigger PLUS.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and as an agent of the offering of the Trigger PLUS, hedging our obligations under the Trigger PLUS and making the assumptions used to determine the pricing of the Trigger PLUS and the estimated value of the Trigger PLUS, which we refer to as the estimated value of the Trigger PLUS. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent will determine the initial share price, the trigger level and the final share price and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuation of the ETF Shares, and any anti-dilution adjustments, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Trigger PLUS and the value of the Trigger PLUS. It is possible that

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JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Performance of the iShares® U.S. Home Construction ETF due September 26, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

hedging or trading activities of ours or our affiliates in connection with the Trigger PLUS could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the ETF Shares and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and the trigger level and, therefore, could potentially increase the price that the final share price must reach before you receive a payment at maturity that exceeds the issue price of the Trigger PLUS or so that you do not suffer a loss on your initial investment in the Trigger PLUS. Additionally, these hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the final share price and, accordingly, the payment to you at maturity, if any. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.

Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS

▪	The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS. The estimated value of the Trigger PLUS is only an estimate determined by reference to several factors. The original issue price of the Trigger PLUS will exceed the estimated value of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.
▪	The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates. The estimated value of the Trigger PLUS is determined by reference to internal pricing models of our affiliates. This estimated value of the Trigger PLUS is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Trigger PLUS that are greater than or less than the estimated value of the Trigger PLUS. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Trigger PLUS could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy the Trigger PLUS from you in secondary market transactions. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.
▪	The estimated value of the Trigger PLUS is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the Trigger PLUS may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Trigger PLUS. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Trigger PLUS and any secondary market prices of the Trigger PLUS. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.
▪	The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Trigger PLUS — Secondary market prices of the Trigger PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of

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Principal at Risk Securities

your Trigger PLUS during this initial period may be lower than the value of the Trigger PLUS as published by JPMS (and which may be shown on your customer account statements).

▪	Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS. Any secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, the structuring fee, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Trigger PLUS. As a result, the price, if any, at which JPMS will be willing to buy Trigger PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Trigger PLUS.

The Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Trigger PLUS to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors. The secondary market price of the Trigger PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the price of the ETF Shares, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility of the ETF Shares;
o	the time to maturity of the Trigger PLUS;
o	the dividend rates on the ETF Shares and the equity securities underlying the ETF Shares;
o	interest and yield rates in the market generally;
o	the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the share adjustment factor; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Trigger PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Trigger PLUS, if any, at which JPMS may be willing to purchase your Trigger PLUS in the secondary market.

Risks Relating to the ETF Shares

▪	Investing in the Trigger PLUS is not equivalent to investing in the ETF Shares. Investing in the Trigger PLUS is not equivalent to investing in the ETF Shares, the index tracked by the ETF Shares, which we refer to as the underlying index, or the stocks underlying the ETF Shares or the underlying index. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the reference index or the stocks held by the ETF Shares or the underlying index.
▪	Adjustments to the ETF Shares or the underlying index could adversely affect the value of the Trigger PLUS. Those responsible for calculating and maintaining the ETF Shares and the underlying index, can add, delete or substitute the components of the ETF Shares or the underlying index, or make other methodological changes that could change the value of the ETF Shares or the underlying index. Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the Trigger PLUS.
▪	There are risks associated with the ETF Shares. Although the ETF Shares are listed for trading on a securities exchange and a number of similar products have been traded on various securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results.

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Principal at Risk Securities

These constraints could adversely affect the market price of the ETF Shares and, consequently, the value of the Trigger PLUS.

▪	The performance and market value of the ETF Shares, particularly during periods of market volatility, may not correlate with the performance of the underlying index as well as the net asset value per ETF Share. The iShares® U.S. Home Construction ETF does not fully replicate the underlying index and may hold securities different from those included in the underlying index. In addition, the performance of the ETF Shares will reflect additional transaction costs and fees that are not included in the calculation of the underlying index. All of these factors may lead to a lack of correlation between the performance of the ETF Shares and the underlying index. In addition, corporate actions with respect to the equity securities underlying the ETF Shares (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the underlying index. Finally, because the ETF Shares are traded on a securities exchange and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share.

During periods of market volatility, securities underlying the ETF Shares may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per ETF Share and the liquidity of the ETF Shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem ETF Shares. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell ETF Shares. As a result, under these circumstances, the market value of ETF Shares may vary substantially from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the underlying index as well as its net asset value per ETF Share, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.

▪	The Trigger PLUS are subject to risks associated with the home construction sector. All or substantially all of the equity securities held by the iShares® U.S. Home Construction ETF are issued by companies whose primary line of business is directly associated with the home construction sector. As a result, the value of the Trigger PLUS may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The home construction sector may be significantly affected by changes in government spending, zoning laws, general economic conditions, interest rates, commodity prices, consumer confidence and spending, taxation, demographic patterns, real estate values, overbuilding, housing starts and new and existing home sales. Rising interest rates, reductions in mortgage availability to consumers, increasing foreclosure rates or increases in the costs of owning a home could reduce the market for new homes and adversely affect the profitability of home construction companies. Certain segments of the home construction sector can be significantly affected by environmental clean-up costs and catastrophic events such as earthquakes, hurricanes, tornadoes and terrorist acts. Home construction companies may lack diversification, due to ownership of a limited number of properties and concentration in a particular geographic region or property type. These factors could affect the home construction sector and could affect the value of the equity securities held by the iShares® U.S. Home Construction ETF and the price of one ETF Share during the term of the Trigger PLUS, which may adversely affect the value of your Trigger PLUS.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the Trigger PLUS. Governmental legislative and regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Trigger PLUS or the ETF Shares, or engaging in transactions in them, and any such action could adversely affect the value of the Trigger PLUS or the ETF Shares. These legislative and regulatory actions could result in restrictions on the Trigger PLUS. You may lose a significant portion or all of your initial investment in the Trigger PLUS if you are forced to divest the PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Trigger PLUS has declined.
▪	The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the share adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs

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that does not require the calculation agent to make an adjustment, the value of the Trigger PLUS may be materially and adversely affected.

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Principal at Risk Securities

iShares® U.S. Home Construction ETF Overview

The iShares® U.S. Home Construction ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of U.S. equities in the home construction sector, which we refer to as the Underlying Index with respect to the iShares® U.S. Home Construction ETF. The Underlying Index for the iShares® U.S. Home Construction ETF is currently the Dow Jones U.S. Select Home Construction IndexTM. The iShares® U.S. Home Construction ETF trades on the Cboe BZX exchange under the ticker symbol “ITB.” Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 333.92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information about the iShares® U.S. Home Construction ETF, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement. For purposes of the accompanying underlying supplement, the iShares® U.S. Home Construction ETF is an “iShares® ETF.”

Information as of market close on September 20, 2022:

Bloomberg Ticker Symbol:	ITB	52 Week High (on 12/10/2021):	$83.040
Current Closing Price:	$54.415	52 Week Low (on 6/16/2022):	$49.130
52 Weeks Ago (on 9/20/2021):	$68.810

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of one ETF Share for each quarter in the period from January 1, 2017 through September 20, 2022. The closing price of one ETF Share on September 20, 2022 was $54.415. The associated graph shows the closing prices of one ETF Share for each day in the same period. We obtained the closing price information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for actions taken relating to the ETF Shares, such as stock splits. The historical closing prices of one ETF Share should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share on the valuation date.

iShares® U.S. Home Construction ETF	High	Low	Period End
2017
First Quarter	$32.520	$27.620	$31.980
Second Quarter	$34.050	$31.590	$33.940
Third Quarter	$36.540	$33.170	$36.540
Fourth Quarter	$43.920	$36.700	$43.720
2018
First Quarter	$46.250	$38.310	$39.490
Second Quarter	$41.220	$37.270	$38.150
Third Quarter	$40.090	$35.340	$35.340
Fourth Quarter	$35.210	$28.550	$30.040
2019
First Quarter	$35.880	$30.080	$35.240
Second Quarter	$39.220	$35.390	$38.220
Third Quarter	$43.310	$37.870	$43.310
Fourth Quarter	$45.890	$42.570	$44.420
2020
First Quarter	$50.400	$24.140	$28.930
Second Quarter	$46.185	$25.750	$44.150
Third Quarter	$56.770	$43.110	$56.650
Fourth Quarter	$59.980	$51.980	$55.800

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

iShares® U.S. Home Construction ETF	High	Low	Period End
2021
First Quarter	$68.530	$54.600	$67.865
Second Quarter	$77.090	$66.570	$69.220
Third Quarter	$74.050	$66.080	$66.180
Fourth Quarter	$83.040	$66.200	$82.920
2022
First Quarter	$81.620	$59.260	$59.260
Second Quarter	$62.400	$49.130	$52.500
Third Quarter (through September 20, 2022)	$62.950	$53.650	$54.415

iShares® U.S. Home Construction ETF Historical Performance – Daily Closing Prices* January 3, 2017 to September 20, 2022

Historical Performance of iShares U.S. Home Construction ETF
90
80
70
60
50
40
30
20
10
0
Price ($)
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
Source: Bloomberg

*The dotted line in the graph indicates the hypothetical trigger level, equal to 65% of the closing price of one ETF Share on September 20, 2022. The actual trigger level will be based on the closing price of one ETF Share on the pricing date.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

This document relates only to the Trigger PLUS offered hereby and does not relate to the ETF Shares. We have derived all disclosures contained in this document regarding the iShares® U.S. Home Construction ETF from the publicly available documents described in the first paragraph under this “iShares® U.S. Home Construction ETF Overview” section, without independent verification. In connection with the offering of the Trigger PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares® U.S. Home Construction ETF. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® U.S. Home Construction ETF is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “iShares® U.S. Home Construction ETF Overview” section) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we price the Trigger PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the iShares® U.S. Home Construction ETF could affect the value received at maturity, if any, with respect to the Trigger PLUS and therefore the trading prices of the Trigger PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.

The Dow Jones U.S. Select Home Construction IndexTM.  The Dow Jones U.S. Select Home Construction IndexTM is a modified float-adjusted market capitalization-weighted index that is designed to measure the performance of U.S. companies in the home construction sector. For additional information about the Dow Jones U.S. Select Home Construction IndexTM, see Annex A in this pricing supplement.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information about the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the Trigger PLUS:

The estimated value of the Trigger PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Trigger PLUS, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Trigger PLUS. The estimated value of the Trigger PLUS does not represent a minimum price at which JPMS would be willing to buy your Trigger PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Trigger PLUS may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Trigger PLUS. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Trigger PLUS and any secondary market prices of the Trigger PLUS. For additional information, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS — The estimated value of the Trigger PLUS is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the Trigger PLUS is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Trigger PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS — The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates” in this document.

The estimated value of the Trigger PLUS will be lower than the original issue price of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the Trigger PLUS may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS — The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS” in this document.

Secondary market prices of the Trigger PLUS:	For information about factors that will impact any secondary market prices of the Trigger PLUS, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS — Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors” in this document. In addition, we generally

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Principal at Risk Securities

expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the Trigger PLUS. The length of any such initial period reflects the structure of the Trigger PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Trigger PLUS and when these costs are incurred, as determined by our affiliates. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Trigger PLUS — The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.

Based on current market conditions, in the opinion of our special tax counsel, your Trigger PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of the Trigger PLUS at the issue price. The Trigger PLUS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Trigger PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the Trigger PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Trigger PLUS. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Trigger PLUS described above, in which case the timing and character of any income or loss on your Trigger PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Trigger PLUS with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Trigger PLUS. You should consult your tax adviser regarding the potential application of Section 871(m) to the Trigger PLUS.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Supplemental use of proceeds and hedging:

The Trigger PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Trigger PLUS. See “How the Trigger PLUS Work” in this document for an illustration of the risk-return profile of the Trigger PLUS and “iShares® U.S. Home Construction ETF Overview” in this document for a description of the market exposure provided by the Trigger PLUS.

The original issue price of the Trigger PLUS is equal to the estimated value of the Trigger PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS, plus the estimated cost of hedging our obligations under the Trigger PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Trigger PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each Trigger PLUS.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Trigger PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the Trigger PLUS will be made against payment for the Trigger PLUS on or about the original issue date set forth on the front cover of this document, which will be the third business day following the pricing date of the Trigger PLUS (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Trigger PLUS on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Canada

The Trigger PLUS may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or subsection 73.3(1) of the Securities Act (Ontario) (the “OSA”), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (“NI-33-103”).

Accordingly, by placing a purchase order for Trigger PLUS, each purchaser of Trigger PLUS in Canada will be deemed to have represented to the issuer, the guarantor and each agent and dealer participating in the sale of the Trigger PLUS that such purchaser:

•        is an “accredited investor” as defined in section 1.1 of NI 45-106 or subsection 73.3(1) of the OSA and is either purchasing the Trigger PLUS as principal for its own account, or is deemed to be purchasing the Trigger PLUS as principal by applicable law;

•        is a “permitted client” as defined in section 1.1 of NI 31-103 and, in particular, if the purchaser is an individual, he or she beneficially owns financial assets (as defined in section 1.1 of NI 45-106) having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds CAD$5,000,000;

•        is not a company or other entity created or being used solely to purchase or hold Trigger PLUS as an “accredited investor”; and

•        is not an “insider” of the issuer or the guarantor and is not registered as a dealer, adviser or otherwise under the securities laws of any province or territory of Canada.

The Trigger PLUS are being distributed in Canada on a private placement basis only and therefore any resale of the Trigger PLUS must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Each of the issuer and the guarantor is not a reporting issuer in any province or territory in Canada and the Trigger PLUS are not listed on any stock exchange in Canada and there is currently no public market for the Trigger PLUS in Canada. Each of the issuer

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and the guarantor currently has no intention of becoming a reporting issuer in Canada, filing a prospectus with any securities regulatory authority in Canada to qualify the resale of the Trigger PLUS to the public, or listing its Trigger PLUS on any stock exchange in Canada. Canadian purchasers are advised to seek legal advice prior to any resale of the Trigger PLUS.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

The issuer, the guarantor, the agents and the dealers are relying on the statutory exemption contained in section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), which provides that the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering are not applicable.

By purchasing Trigger PLUS, the purchaser acknowledges that the issuer, the guarantor, the agents and the dealers and their respective agents and advisers may each collect, use and disclose its name, telephone number, address, the number and value of any Trigger PLUS purchased and other specified personally identifiable information (the “personal information”), including the principal amount of Trigger PLUS that it has purchased and whether the purchaser is an “insider” of the issuer or the guarantor or a “registrant” for purposes of meeting legal, regulatory and audit requirements and as otherwise permitted or required by law or regulation. By purchasing Trigger PLUS, the purchaser consents to the foregoing collection, use and disclosure of the personal information pertaining to the purchaser.

Furthermore, by purchasing Trigger PLUS, the purchaser acknowledges that the personal information concerning the purchaser (A) will be disclosed to the relevant Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable securities and freedom of information laws and the purchaser consents to the disclosure of the personal information; (B) is being collected indirectly by the applicable Canadian securities regulatory authority under the authority granted to it in securities legislation; and (C) is being collected for the purposes of the administration and enforcement of the applicable Canadian securities legislation. By purchasing Trigger PLUS, the purchaser shall be deemed to have authorized such indirect collection of the personal information by the relevant Canadian securities regulatory authorities.

Questions about the indirect collection of personal information should be directed to the securities regulatory authority in the province of the purchaser, using the following contact information: in British Columbia, the British Columbia Securities Commission can be contacted at P.O. Box 10142, Pacific Center, 701 West Georgia Street, Vancouver, British Columbia V7Y 1L2 or at (604) 899-6500 or 1-800-373-6393; in Alberta, the Alberta Securities Commission can be contacted at Suite 600, 250 – 5th Street SW, Calgary, Alberta T2P 0R4 or at (403) 297-6454 or 1-877-355-0585; in Saskatchewan, the Financial and Consumer Affairs Authority of Saskatchewan can be contacted at Suite 601 – 1919 Saskatchewan Drive, Regina, Saskatchewan S4P 4H2 or at (306) 787-5842; in Manitoba, The Manitoba Securities Commission can be contacted at 500 – 400 St. Mary Avenue, Winnipeg, Manitoba R3C 4K5 or at (204) 945-2561 or 1-800-655-5244; in Ontario, the Ontario Securities Commission can be contacted at 20 Queen Street West, 22nd Floor, Toronto, Ontario M5H 3S8 or at (416) 593-8314 or 1-877-785-1555; in Québec, the Autorité des marchés financiers can be contacted at 800, Square Victoria, 22e étage, C.P. 246, Tour de la Bourse, Montréal, Québec H4Z 1G3 or at (514) 395-0337 or 1-877-525-0337; in New Brunswick, the Financial and Consumer Services Commission (New Brunswick) can be contacted at 85 Charlotte Street, Suite 300, Saint John, New Brunswick E2L 2J2 or at (506) 658-3060 or 1-866-933-2222; in Nova Scotia, the Nova Scotia Securities Commission can be contacted at Suite 400, 5251 Duke Street, Duke Tower, P.O. Box 458, Halifax, Nova Scotia B3J 2P8 or at (902) 424-7768; in Prince Edward Island, the Prince Edward Island Securities Office can be contacted at 95 Rochford Street, 4th Floor Shaw Building, P.O. Box 2000, Charlottetown, Prince Edward Island C1A 7N8 or at (902) 368-4569; and in Newfoundland and Labrador, the Director of Securities of the Government of Newfoundland and Labrador’s Financial Services Regulation Division can be contacted at P.O. Box 8700, Confederation Building, 2nd Floor, West Block, Prince Philip Drive, St. John's, Newfoundland and Labrador A1B 4J6 or at (709) 729-4189; and (b) has authorized the indirect collection of

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the personal information by the securities regulatory authority or regulator in the local jurisdiction.

The purchaser acknowledges that each of the issuer and the guarantor is an entity formed under the laws of a jurisdiction outside of Canada. Some or all of the managers and officers of the issuer or the guarantor may be located outside Canada and, as a result, it may not be possible for purchasers to effect service of process within Canada upon such entity or such persons. All or a substantial portion of the assets of each of the issuer and the guarantor may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment in Canada against the issuer, the guarantor or their respective directors and officers or to enforce a judgment obtained in Canadian courts against the issuer, the guarantor or such persons outside of Canada. The Trigger PLUS will not be governed by the laws of any province or territory of Canada. Accordingly, it may not be possible to enforce Trigger PLUS in accordance with their terms in a Canadian court.

This document does not address the Canadian tax consequences of ownership of Trigger PLUS. Prospective purchasers should consult their own tax advisors with respect to the Canadian and other tax considerations applicable to them.

Supplemental information about the form of the Trigger PLUS:	The Trigger PLUS will initially be represented by a type of global security that we refer to as a master note. A master note represents multiple securities that may be issued at different times and that may have different terms. The trustee and/or paying agent will, in accordance with instructions from us, make appropriate entries or notations in its records relating to the master note representing the Trigger PLUS to indicate that the master note evidences the Trigger PLUS.
Where you can find more information:

You may revoke your offer to purchase the Trigger PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any changes to the terms of the Trigger PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Trigger PLUS are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-1-II dated November 4, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320021469/crt_dp139325-424b2.pdf

• Underlying supplement no. 1-II dated November 4, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf

• Prospectus supplement and prospectus, each dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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Annex A

The Dow Jones U.S. Select Home Construction IndexTM

All information contained in this document regarding the Dow Jones U.S. Select Home Construction IndexTM, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The Dow Jones U.S. Select Home Construction IndexTM is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to calculate and publish, and may discontinue calculation and publication of, the Dow Jones U.S. Select Home Construction IndexTM.

The Dow Jones U.S. Select Home Construction IndexTM is a modified float-adjusted market capitalization-weighted index that is designed to measure the performance of U.S. companies in the home construction sector. The Dow Jones U.S. Select Home Construction IndexTM is reported by Bloomberg L.P. under the ticker symbol “DJSHMB.”

The Dow Jones U.S. Select Home Construction IndexTM was first calculated on April 28, 2006, with a base value retrospectively set at 1,000 as of December 31, 1991.

The Dow Jones U.S. Select Home Construction IndexTM Eligibility

The eligible universe for the Dow Jones U.S. Select Home Construction IndexTM includes all common stocks of companies in the Dow Jones U.S. Broad Stock Market IndexTM that are categorized into the four sub-sectors as described below, based on a proprietary classification system used by S&P Dow Jones. For more information about the Dow Jones U.S. Broad Stock Market IndexTM’s constituent selection process, please see “The Dow Jones U.S. Broad Stock Market IndexTM Eligibility and Constituent Selection” below.

The Dow Jones U.S. Select Home Construction IndexTM includes companies that are constructors of residential homes, including manufacturers of mobile and prefabricated homes intended for use in one place (“Home Construction” sub-sector); manufacturers and distributors of furniture, including chairs, tables, desks, carpeting and wallpaper (“Furnishings” sub-sector); retailers and wholesalers concentrating on the sale of home improvement products, including garden equipment, carpets, wallpaper, paint, home furniture, blinds and curtains and building materials (“Home Improvement Retailers” sub-sector); and producers of materials used in the construction and refurbishment of buildings and structures, including cement and other aggregates, wooden beams and frames, paint, glass, roofing and flooring materials other than carpets (“Building Materials and Fixtures” sub-sector). Limited Partnerships are not eligible for index membership.

The Dow Jones U.S. Broad Stock Market IndexTM Eligibility and Constituent Selection

The Dow Jones U.S. Broad Stock Market IndexTM is a sub-index of the Dow Jones U.S. Total Stock Market IndexTM and measures the performance of the large-, mid- and small-capitalization U.S. securities.

Eligibility. Securities must meet the following eligibility factors to be considered for inclusion in the Dow Jones U.S. Total Stock Market IndexTM:

•	Domicile. See “The S&P U.S. Indices — Composition of the S&P U.S. Indices — Domicile” in the accompanying underlying supplement.
•	Exchange Listing. See “The S&P U.S. Indices — Composition of the S&P U.S. Indices — Exchange Listing” in the accompanying underlying supplement.
•	Organizational Structure and Share Type. See “The S&P U.S. Indices — Composition of the S&P U.S. Indices — Organizational Structure and Share Type” in the accompanying underlying supplement. Tracking stocks and companies with multiple share class structures are eligible for inclusion in the Dow Jones U.S. Broad Stock Market IndexTM.
•	Investable Weight Factor (“IWF”). An IWF of at least 1.0 is required. Current constituents have no minimum requirement.
•	Liquidity. A float-adjusted liquidity ratio (“FALR”), defined as the annual dollar value traded divided by the float-adjusted market capitalization (“FMC”), is used to measure liquidity. Using composite pricing

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and consolidated volume (excluding dark pools) across all venues (including historical values), annual dollar value traded is defined as the average closing price multiplied by the historical volume over the 365 calendar days prior to the evaluation date. This is reduced to the available trading period for IPOs or spin-offs that do not have 365 calendar days of trading history. In these cases, the dollar value traded available as of the evaluation date is annualized.

o	Liquidity requirements are reviewed during the quarterly rebalancings.
o	The price (corporate action adjusted) as of the evaluation date, and the shares outstanding and IWF as of the rebalancing effective date are used to calculate the FMC.
o	The evaluation date is the five weeks prior to the rebalancing effective date.
o	FALR must be greater than or equal to 0.1.
o	Current constituents have no minimum requirement.

Constituent Selection

At each annual reconstitution, all eligible securities are selected and form the Dow Jones U.S. Total Stock Market IndexTM. Additionally, at each quarterly rebalancing, certain securities that have undergone a change in the past quarter are eligible to be added to the Dow Jones U.S. Total Stock Market IndexTM if they meet all other eligibility criteria. These securities include:

•	Initial Public Offerings (“IPOs”)
•	New listings on eligible exchanges
•	Issues that moved from Pink Sheets or Bulletin Board
•	Issues that emerged from Bankruptcy Status
•	Companies whose domicile has changed to the United States

Current index constituents are not evaluated for continued inclusion during the quarterly rebalances. A stock previously excluded due to failing the IWF or liquidity criteria is not reviewed again until the following annual reconstitution.

For the annual review, all constituents of the Dow Jones U.S. Total Stock Market IndexTM are ranked, based on their closing prices as of the reference date, by full market capitalization and assigned to size-segment indices in descending market capitalization order, subject to buffer rules for current index components, starting with the large-cap index.

•	Stocks ranked 600 or larger are automatically assigned to the Dow Jones U.S. Large-Cap Total Stock Market IndexTM. Current large-cap constituents ranked 900 or higher are selected, in descending market capitalization order, until the index contains 750 stocks. Stocks ranked below 900 are removed from the index. If the Dow Jones U.S. Large-Cap Total Stock Market IndexTM does not contain 750 stocks after applying the buffer, the largest non-constituent stocks are added in descending market capitalization order until the index contains 750 stocks.
•	Stocks not selected for the large-cap index ranked 2,000 or higher are automatically assigned to the Dow Jones U.S. Small-Cap Total Stock Market IndexTM. Current small-cap constituents ranked 3,000 or higher are selected, in descending market capitalization order, until the index contains 1,750 stocks. If the Dow Jones U.S. Small-Cap Total Stock Market IndexTM does not contain 1,750 stocks after applying the buffer, the largest non-constituent stocks are added until the index contains 1,750 stocks.
•	The 2,500 stocks selected for the large-cap and small-cap indices comprise the Dow Jones U.S. Broad Stock Market IndexTM.

The Dow Jones U.S. Select Home Construction IndexTM Constituent Selection

Market Capitalization. On the last business day of the month prior to the quarterly rebalancing, a non-constituent company must have float-adjusted market capitalization of at least $500 million to enter the Dow

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Jones U.S. Select Home Construction IndexTM. If a company is already an index constituent, its float-adjusted market capitalization must be at least $100 million to remain in the Dow Jones U.S. Select Home Construction IndexTM.

Revenue. Companies in the Building Materials and Fixtures, Furnishings, and Home Improvement Retailers sub-sectors meeting the minimum market capitalization requirements will be included in the Dow Jones U.S. Select Home Construction IndexTM if the majority of revenues are sourced from residential home construction and remodel related business activities.

Minimum Constituent Count. At each quarterly rebalancing, if the constituent count is less than 22 after applying the rules set forth above, the market capitalization requirement is relaxed so that the next largest non-constituent in the eligible universe is added until the constituent count reaches 22.

The Dow Jones U.S. Select Home Construction IndexTM Constituent Weightings

At each rebalancing, the Dow Jones U.S. Select Home Construction IndexTM is weighted by float-adjusted market capitalization, subject to the following adjustments:

•	The weight of any constituent is capped at 22.5%.
•	If any constituent's weight exceeds 22.5%, that constituent's weight is capped at 22.5% and all excess weight is proportionally redistributed to all uncapped constituent within the Dow Jones U.S. Select Home Construction IndexTM. If after this redistribution, any constituent breaches the 22.5% weight cap, the process is repeated iteratively until no constituent breaches the 22.5% weight cap.
•	Then, the aggregate weight of the constituents in the Dow Jones U.S. Select Home Construction IndexTM with a weight greater than 4.5% is capped at 45%.
•	Additionally, the aggregate weight of constituents classified as Furnishings, Home Improvement Retailers, Building Materials and Fixtures is capped at an aggregate maximum weight of 35%.

The caps are set to allow for a buffer below the 25%, 5% and 50% limits, respectively.

The Dow Jones U.S. Select Home Construction IndexTM Maintenance and Adjustments

The Dow Jones U.S. Select Home Construction IndexTM is rebalanced quarterly, effective at the open of trading on the Monday following the third Friday of March, June, September and December. Constituent eligibility is determined as of the last trading day of the month prior to rebalancing. The reference date used for a company's sub-sector classification is the index's rebalancing effective date. As part of the rebalancing process, index composition, shares and weight caps are adjusted, if necessary.

Deletions. Between rebalancings, a constituent can be deleted from the Dow Jones U.S. Select Home Construction IndexTM due to corporate events such as mergers, acquisitions, takeovers, delistings or bankruptcies. Deleted constituents are not replaced between rebalancings. If, during the course of the regular review of company classifications, a constituent's sub-sector classification changes to an ineligible sub-sector, it is removed from the Dow Jones U.S. Select Home Construction IndexTM at the next rebalancing. If a constituent's sub-sector classification changes due to a corporate action such as a merger or spin-off, it is evaluated and may be removed from the Dow Jones U.S. Select Home Construction IndexTM at that time.

Corporate Actions.

The table below summarizes the type of index maintenance adjustments and indicate whether or not an index adjustment is required.

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Type of Corporate Action	Comments	Divisor Adjustment
Spin-off

All spun-off companies are added to and remain in the Dow Jones U.S. Select Home Construction IndexTM at a zero price after the market close of the day before the ex-date.  It will remain in the index until the next index rebalancing, at which time it will be evaluated for continued membership.

No
	There are no intra-rebalancing additions with the exception of spin-offs.	-
Constituent Change	Deletions due to delistings, acquisition or any other corporate event resulting in the deletion of the constituent from the Dow Jones U.S. Select Home Construction IndexTM will cause the weights of the rest of the constituents to change. Relative weights will stay the same.	Yes

The Dow Jones U.S. Select Home Construction IndexTM Calculation

The Dow Jones U.S. Select Home Construction IndexTM is a modified float-adjusted market capitalization-weighted index where index constituents have a defined weight in the Dow Jones U.S. Select Home Construction IndexTM. The index value of the Dow Jones U.S. Select Home Construction IndexTM is simply the market value of the Dow Jones U.S. Select Home Construction IndexTM divided by the index divisor:

Index Value = (Index Market Value) / Divisor

Index Market Value = × Sharesi × IWFi × AWFi

where, Pi is the price of stock i, Sharesi are the outstanding shares of stock i, IWFi is the float factor of stock i (as defined below) and AWFi is the adjustment factor of stock i assigned at each index rebalancing date, t, which adjusts the market capitalization for all index constituents to achieve the user-defined weight, while maintaining the total market value of the overall index. The AWF for each index constituent, i, at rebalancing date, t, is calculated as:

AWFi,t = Z / FloatAdjustedMarketValuei,t × Wi,t

where Z is an index specific constant set for the purpose of deriving the AWF and, therefore, each stock’s share count used in the index calculation (often referred to as modified index shares) and Wi,t is the user-defined weight of stock i on rebalancing date t.

Float Adjustment. Float adjustment means that the number of shares outstanding is reduced to exclude closely held shares from the calculation of the index value because such shares are not available to investors. The goal of float adjustment is to adjust each company’s total shares outstanding for long-term, strategic shareholders, whose holdings are not considered to be available to the market.

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For each constituent, S&P Dow Jones calculates an IWF, which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the Dow Jones U.S. Select Home Construction IndexTM.

The purpose of the Dow Jones U.S. Select Home Construction IndexTM divisor is to maintain continuity of the Dow Jones U.S. Select Home Construction IndexTM level following the implementation of corporate actions, index rebalancing events, or other non-market driven actions. To assure that the Dow Jones U.S. Select Home Construction IndexTM’s value, or level, does not change when stocks are added or deleted, the divisor is adjusted to offset the change in market value of the Dow Jones U.S. Select Home Construction IndexTM. Thus, the divisor plays a critical role in the Dow Jones U.S. Select Home Construction IndexTM’s ability to provide a continuous measure of market valuation when faced with changes to the stocks included in the Dow Jones U.S. Select Home Construction IndexTM. In a similar manner, some corporate actions that cause changes in the market value of the stocks in the Dow Jones U.S. Select Home Construction IndexTM should not be reflected in the Dow Jones U.S. Select Home Construction IndexTM level. Adjustments are made to the divisor to eliminate the impact of these corporate actions on the Dow Jones U.S. Select Home Construction IndexTM value.

Index Committee

The Dow Jones U.S. Select Home Construction IndexTM is maintained by an S&P Dow Jones index committee (the “Index Committee”). The Index Committee meets regularly. At each meeting, the Index Committee may review pending corporate actions that may affect the Dow Jones U.S. Select Home Construction IndexTM constituents, statistics comparing the composition of the Dow Jones U.S. Select Home Construction IndexTM to the market, companies that are being considered as candidates for addition to the Dow Jones U.S. Select Home Construction IndexTM and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

S&P Dow Jones considers information about changes to the Dow Jones U.S. Select Home Construction IndexTM and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

The Index Committee reserves the right to make exceptions when applying the methodology if the need arises. In any scenario where the treatment differs from the general rules S&P Dow Jones will provide sufficient notice, whenever possible.

In addition to the daily governance of the Dow Jones U.S. Select Home Construction IndexTM and maintenance of index methodologies, at least once within any 12-month period, the Index Committee reviews the methodology to ensure the Dow Jones U.S. Select Home Construction IndexTM continues to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, S&P Dow Jones may publish a consultation inviting comments from external parties.

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